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                                   EXHIBIT 8.1

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                                                                     EXHIBIT 8.1

                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-7777

Philip C. Cook                                         Direct Dial: 404-881-7000

                                [FORM OF OPINION]
                                  June 27, 1997


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

Magna Bancorp, Inc.
100 West Front Street
Hattiesburg, Mississippi  39401

              Re:    Proposed Plan of Merger Involving Union Planters
                     ------------------------------------------------
                     Corporation and Magna Bancorp, Inc.
                     -----------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Union Planters Corporation ("UPC"), a corporation organized and existing under the laws of the State of Tennessee, in connection with the proposed merger of UPC Merger Subsidiary, Inc., a wholly-owned first-tier subsidiary of UPC, to be organized under the Laws of the State of Delaware ("UPC Merger Subsidiary"), with and into Magna Bancorp, Inc. ("Magna"), a Delaware corporation having its principal office located in Hattiesburg, Mississippi, with Magna as the Surviving Corporation (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Reorganization by and between UPC, Magna and UPC Merger Subsidiary made and entered into as of May 8, 1997 (the "Agreement"). In our capacity as counsel to UPC, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

         We have also been informed that Magnolia Federal Bank for Savings ("Magnolia Federal") will sell the assets and liabilities of its banking operations in Collins, Mississippi and Grenada, Mississippi to third parties in arms-length transactions as soon as practical (the "Divestiture"). In addition, following the Merger: (i) Magna will be merged with and into UPC, with UPC as the surviving corporation (the "Magna Merger"); (ii) Magnolia Federal will sell the assets and liabilities of its banking operations in five branches to Union Planters Bank of Northwest Mississippi, a first-tier subsidiary of UPC, and Magnolia


                         601 Pennsylvania Avenue, N.W.
                             North Building, Suite 250
                          Washington, D.C. 20004-2601


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Union Planters Corporation
Magna Bancorp, Inc.
June 27, 1997
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Federal will sell the assets and liabilities of its banking operations in fourteen branches to Union Planters Bank of Central Mississippi, a first-tier subsidiary of UPC (collectively the "Branch Sales"); (iii) UPC will contribute the stock of Comserv, Inc. and Magna Insurance Company, each a first-tier subsidiary of UPC following the Merger and the Magna Merger, to PFIC Securities Corporation, a fourth-tier subsidiary of UPC, through successive contributions to and by UPC's three intervening, wholly-owned subsidiaries of Union Planters Holding Corporation, Union Planters National Bank and PFIC Corporation (the "Stock Drop"); (iv) Magnolia Federal will sell for cash the stock of Magna Mortgage Company to Union Planters Bank of Northwest Tennessee, FSB, a first-tier subsidiary of UPC (the "Stock Sale"), and Magnolia Federal will retain and use the cash proceeds in the ordinary course of its business; and (v) Magnolia Federal will be merged with and into Union Planters Bank of Southern Mississippi ("UPBSM"), a first-tier subsidiary of UPC with UPBSM as the surviving corporation (the "Magnolia Merger").

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                             INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

                  (1)  the Agreement;

                  (2) the Registration Statement on Form S-4 filed by UPC with the Securities and Exchange Commission under the Securities Act of 1933, on June 27, 1997, and as amended, including the Proxy Statement/Prospectus for the Special Meeting of the stockholders of Magna; and

                  (3)  such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are


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Union Planters Corporation
Magna Bancorp, Inc.
June 27, 1997
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accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of UPC and Magna.

         With your consent, we have assumed that the stockholders of Magna holding eighty percent (80%) of the total vote and value of the Magna Common Stock outstanding immediately prior to the Merger will receive UPC Common Stock in exchange for their Magna Common Stock. No opinion is expressed as to the tax consequences of the Merger if this assumption is inaccurate.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale and provide the combined organization with expanded geographic markets. To achieve these goals, the following will occur pursuant to the Agreement:

                  (1) UPC will form UPC Merger Subsidiary by transferring property to UPC Merger Subsidiary solely in exchange for all the outstanding shares of UPC Merger Subsidiary common stock ("UPC Merger Subsidiary Common Stock").

                  (2) Subject to the terms and conditions of the Agreement, at the Effective Time, UPC Merger Subsidiary shall be merged with and into Magna in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Section 259 of the DGCL. Magna shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of Magna and UPC and the Plan of Merger, which has been approved and adopted by the Board of Directors of Magna and will be approved and adopted by the Board of Directors of UPC Merger Subsidiary and UPC (in its capacity as sole stockholder of UPC Merger Subsidiary) upon the organization of UPC Merger Subsidiary.

                  (3) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of UPC, Magna, UPC Merger Subsidiary, or the stockholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of UPC Capital Stock, including any associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.


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Union Planters Corporation
Magna Bancorp, Inc.
June 27, 1997
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                  (b) Each share of UPC Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of Magna Common Stock.

                  (c) Each share of Magna Common Stock (excluding shares held by any Magna Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .5156 of a share of UPC Common Stock (as subject to possible adjustment as set forth in Section 10.1(g) of the Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Magna Common Stock shall be accompanied by a UPC Right.

                  (4) In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                  (5) Each of the shares of Magna Common Stock held by any Magna Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  (6) Notwithstanding any other provision of the Agreement, each holder of shares of Magna Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.


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Union Planters Corporation
Magna Bancorp, Inc.
June 27, 1997
Page 5



                  (7) At the Effective Time, each option to purchase or other right with respect to shares of Magna Common Stock pursuant to stock option, stock appreciation rights or other rights, including stock awards ("Magna Options") granted by Magna under the Magna Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Magna Option, in accordance with the terms of the Magna Stock Plan and stock option or other agreement by which it is evidenced on substantially the same terms and conditions.

         With your consent, we have also relied on certain factual matters confirmed to us by you as true both now and as of the Effective Time: he fair market value of the UPC Common Stock, including any associated UPC Rights and other property, if any, received by each Magna stockholder will, in each instance, be approximately equal to the fair market value of the Magna Common Stock surrendered in exchange therefor.

                  (b) There is no plan or intention by the stockholders of Magna who own five percent (5%) or more of the Magna Common Stock, and to the best of the knowledge of the management of Magna, there is no plan or intention on the part of the remaining stockholders of Magna to sell, exchange, or otherwise dispose of a number of shares of UPC Common Stock received in the Merger that would reduce the Magna stockholders' ownership of UPC Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding Magna Common Stock as of the same date. For purposes of this assumption, shares of Magna Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of UPC Common Stock will be treated as outstanding Magna Common Stock on the date of the Merger. Moreover, shares of Magna Common Stock and shares of UPC Common Stock held by Magna stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

                  (c) Following the Merger, Magna will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of UPC Merger Subsidiary's net assets and at least seventy percent (70%) of the fair market value of UPC Merger Subsidiary's gross assets held immediately prior to the Merger. For purposes of this assumption, amounts paid by Magna or UPC Merger Subsidiary to dissenters, amounts paid by Magna or UPC Merger Subsidiary to stockholders who receive cash or other property, amounts used by Magna or UPC Merger Subsidiary to pay reorganization expenses, and all redemptions


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Union Planters Corporation
Magna Bancorp, Inc.
June 27, 1997
Page 6



and distributions (except for regular, normal dividends) made by Magna will be included as assets of Magna or UPC Merger Subsidiary, respectively, immediately prior to the Merger.

                  (d) Prior to the Merger, UPC will be in control of UPC Merger Subsidiary. For purposes of this Tax Opinion, "control" means ownership of eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.

                  (e) Magna has no plan or intention to issue additional shares of Magna Common Stock after the Merger that would result in UPC losing control of Magna.

                  (f) UPC has no plan or intention to reacquire any UPC Common Stock issued in the Merger.

                  (g) UPC has no plan or intention to liquidate Magna; to merge Magna with or into another corporation; to sell or otherwise dispose of the Magna Common Stock except for transfers of stock to corporations controlled by UPC; or to cause Magna to sell or otherwise dispose of any of its assets or of any of the assets acquired from UPC Merger Subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Magna.

                  (h) The liabilities of UPC Merger Subsidiary assumed by Magna (including the liabilities to which the transferred assets of UPC Merger Subsidiary are subject), if any, were incurred by UPC Merger Subsidiary in the ordinary course of its business.

                  (i) Following the Merger, Magna will continue its historic business or use a significant portion of its historic business assets in a business.

                  (j) UPC, UPC Merger Subsidiary, Magna, and the stockholders of Magna will pay their respective expenses, if any, incurred in connection with the Merger.

                  (k) There is no intercorporate indebtedness existing between UPC and Magna or between UPC Merger Subsidiary and Magna that was issued, acquired, or will be settled at a discount.

                  (l) In the Merger, shares of Magna Common Stock representing control of Magna will be exchanged solely for UPC Common Stock. For purposes of this assumption, shares of Magna Common Stock exchanged for cash or other property


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Union Planters Corporation
Magna Bancorp, Inc.
June 27, 1997
Page 7



originating with UPC will be treated as outstanding Magna Common Stock on the date of the Merger.

                  (m) At the time of the Merger, Magna will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Magna that, if exercised or converted, would affect UPC's acquisition or retention of control of Magna.

                  (n) UPC does not own, nor has it owned during the past five years, any Magna Common Stock.

                  (o) None of UPC, UPC Merger Subsidiary nor Magna is an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.

                  (p) On the date of the Merger, the fair market value of the assets of Magna will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                  (q) Magna is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

                  (r) The payment of cash to Magna stockholders in lieu of fractional shares of UPC Common Stock will not be a separately bargained for consideration, but rather will represent a mere mechanical rounding of the fractional share interests that may result from the Merger, and will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to Magna stockholders in lieu of fractional shares of UPC Common Stock will represent less than one percent (1%) of the total consideration issued


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Union Planters Corporation
Magna Bancorp, Inc.
June 27, 1997
Page 8



in the Merger. No stockholder of Magna will receive an amount in cash greater than the value of one full share of UPC Common Stock in lieu of fractional shares.

                  (s) None of the compensation received by any stockholder-employees of Magna will be separate consideration for, or allocable to, any of their shares of Magna Common Stock. None of the shares of UPC Common Stock received in the Merger by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a Magna stockholder-employee who continues as an employee of UPC subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  (t) At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of Magna's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Magna is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Magna is a partner or beneficiary, and
(z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by Magna, in the case of a first-tier subsidiary of Magna or by a controlled corporation, in the case of a lower-tier subsidiary.

                  (u) The Agreement, Magna Merger, Magnolia Merger, Stock Drop, Divestiture, and Branch Sales represent the entire understanding of UPC, Magna, and UPC Merger Subsidiary with respect to the Merger.

                                    OPINIONS

         Based solely on the information submitted and the representations set forth above, we are of the opinion that:


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Union Planters Corporation
Magna Bancorp, Inc.
June 27, 1997
Page 9



                  (1) Notwithstanding the planned Divestiture and Stock Drop, the Merger will qualify as a reorganization within the meaning of Sections 368(a) of the Code. Each of Magna, UPC Merger Subsidiary, and UPC will be a party to a reorganization within the meaning of Section 368(b).

                  (2) No gain or loss will be recognized by Magna upon the receipt of the assets of UPC Merger Subsidiary in exchange solely for Magna Common Stock and the assumption by Magna of the liabilities of UPC Merger Subsidiary.

                  (3) No gain or loss will be recognized by UPC or UPC Merger Subsidiary on receipt by UPC of Magna Common Stock solely in exchange for the assets of UPC Merger Subsidiary and the assumption by Magna of the liabilities of UPC Merger Subsidiary.

                  (4) The basis of UPC Merger Subsidiary's assets in the hands of Magna will, in each case, be the same as the basis of those assets in the hands of UPC Merger Subsidiary immediately prior to the transaction.

                  (5) The holding period of the assets of UPC Merger Subsidiary in the hands of Magna will, in each case, include the period during which such assets were held by UPC Merger Subsidiary.

                  (6) No gain or loss will be recognized by a Magna stockholder upon the receipt of UPC Common Stock (including any associated UPC Rights) solely in exchange for its shares of Magna Common Stock.

                  (7) The basis of the UPC Common Stock received by a Magna stockholder in the transaction will, in each instance, be the same as the basis of the Magna Common Stock surrendered in exchange therefor less any basis allocated to any fractional share of UPC Common Stock settled by cash payment.

                  (8) The holding period of the UPC Common Stock received by a Magna stockholder (including the holding period of any fractional share interest) will include the holding period of the Magna Common Stock surrendered in exchange therefor, provided the Magna Common Stock was held as a capital asset on the date of the exchange.

                  (9) The payment of cash in lieu of fractional shares of UPC Common Stock will be treated as if the fractional shares were issued as part of the exchange and


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Union Planters Corporation
Magna Bancorp, Inc.
June 27, 1997
Page 10



then redeemed by UPC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of UPC Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

         No opinion is expressed concerning (i) the tax consequences to the parties to the Agreement of the inclusion in income of the amount of the bad-debt reserve maintained by Magnolia Federal and any other amounts resulting from any required change in accounting methods, (ii) the tax consequences to the parties to the Agreement of any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, (iii) the tax consequences of the Stock Drop, the Branch Sales, the Divestiture, the Magnolia Merger or any other transaction related to the Merger.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger or related transactions.

         This opinion is being provided solely for the use of Union Planters Corporation, Magna Bancorp, Inc., and the stockholders of Magna Bancorp, Inc. No other person or party shall be entitled to rely on this opinion.

                                                     Very truly yours,

                                                     ALSTON & BIRD LLP

                                                     By:
                                                         ---------------------
                                                         Philip C. Cook